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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of Transworld HealthCare, Inc. on Form S-8 of our report dated November 24, 1997, on our audits of the consolidated financial statements and the financial statements schedule of Transworld HealthCare, Inc. as of September 30, 1997 and October 31, 1996 and for the eleven months ended September 30, 1997 and for each of the two years in the period ended October 31, 1996, which report is included in Transworld HealthCare, Inc.'s Transition Report on Form 10-K for the eleven months ended September 30, 1997 which is incorporated by reference in this Form S-8.


                                                Coopers & Lybrand L.L.P.


New York, New York
April 2, 1998